UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LEAGUE NOW HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	20-35337265
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6980 S. Edgerton Road Brecksville, Ohio	44141
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relate:  333-148987 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 par value

(Title of class)

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Item 1. Description of Registrant’s Securities to be Registered.

We are authorized to issue 250,000,000 shares of common stock, $.001 par value (“Common Stock”) and 10,000,000 shares of preferred stock, par value $.001.

Common Stock

There are issued and outstanding 53,445,562 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. They are not entitled to cumulative voting rights or preemptive rights. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution after payment in full of any preferential amounts. The holders of Common Stock have no subscription, redemption or conversion rights. Holders of common stock are entitled to one vote per share on matters to be voted upon by stockholders. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future. All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of our common stock are not liable for further calls or assessments.

The foregoing description of our Common Stock is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements defining the rights of the holders of each class of our securities, copies of which have been filed with the SEC.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to League Now Holdings Corporation’s Registration Statement on Form SB-2, filed on February 1, 2008)

3.2	Bylaws (incorporated by reference to Exhibit 3.2 to League Now Holdings Corporation’s Registration Statement on Form SB-2 filed on February 1, 2008)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LEAGUE NOW HOLDINGS CORPORATION

Date: April 2, 2013 By: /s/ John Bianco John Bianco Chief Executive Officer
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